Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

TERAWULF INC.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	1,386,466(3)	$0.65(4)	$901,292.90	$110.20 per $1,000,000	$99.31
Fees Previously Paid	Equity	Common stock, par value $0.001 per share	457(c)	8,750,000(3)	$0.58(4)	$5,075,000.00	$110.20 per $1,000,000	$559.27
Fees Previously Paid	Equity	Common stock, par value $0.001 per share	457(c)	17,631,172(3)	$1.05(4)	$18,512,730.60	$110.20 per $1,000,000	$2,040.10
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							$2,698.68
	Total Fees Previously Paid							$2,599.37
	Total Fee Offsets							-
	Net Fee Due							$99.31

Table 1: Newly Registered and Carry Forward Securities

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.00011020.

(3)	Consists of up to 23,392,638 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), comprised of (i) 7,481,747 Shares, which are issuable upon exercise of the warrants held by certain selling stockholders pursuant to the terms of those certain subscription agreements (the “October Subscription Agreements”) and warrant agreement, each dated as of October 6, 2022, by and among the Company and certain persons listed therein, (ii) 7,481,747 Shares, which are issuable pursuant to the terms of October Subscription Agreements, (iii) 2,667,678 Shares, which are issuable upon exercise of certain warrants issued to the Company’s lenders pursuant to the terms of the Amended and Restated Lender Warrant Agreement, dated as of October 7, 2022, by and among the Company and certain persons listed therein, (iv) 4,375,000 Shares, which are issuable upon exercise of the warrants held by certain selling stockholders pursuant to the terms of those certain subscription agreements and warrant agreement, each dated as of December 12, 2022 and (v) 1,386,466 Shares, which are issuable pursuant to the terms of the February Common Stock Subscription Agreements.
(4)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price for shares of common stock is $0.58, which is the average of the high and low prices of the common stock on February 13, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission) on the Nasdaq.